 Berkshire Hills Completes Acquisition of Rome Bancorp
And Reports Final Merger Consideration

Pittsfield, MA – April 1, 2011 – Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) today completed its acquisition of Rome Bancorp, Inc. and its subsidiary, The Rome Savings Bank, a $327 million bank with five banking offices serving Rome, Lee, and New Hartford, New York.  Pursuant to the merger agreement, Rome Bancorp merged into Berkshire Hills Bancorp and The Rome Savings Bank merged into Berkshire Bank.

Berkshire President and CEO Michael P. Daly stated, “Our teams have worked hard to unite our companies and position ourselves to expand on Rome Savings’ strong business foundation.  We are pleased to welcome Rome Savings’ customers and we look forward to continuing to provide them the high level of service that they are accustomed to, as well as the full array of products and services that Berkshire Bank offers.  The stock portion of the merger consideration was oversubscribed and our stock has performed strongly since the announcement of this merger.  We look forward to delivering the merger’s benefits to shareholders and to all of the constituencies we serve at Berkshire Bank, America’s Most Exciting BankSM.  In addition to this merger, we are progressing with our pending merger agreement with Legacy Bancorp, as we target to complete that transaction early in the third quarter of this year. ”

Under the terms of the merger agreement, 70% of the outstanding shares of Rome Bancorp common stock were exchanged for shares of Berkshire Hills Bancorp common stock, and 30% of outstanding Rome common shares were exchanged for cash.  An election was held among Rome shareholders as to the form of merger consideration.  The holders of 5,043,184 shares, or 75.1%, elected to receive Berkshire Hills Bancorp common stock. The holders of 710,243 shares, or 10.5%, elected to receive cash; and the holders of 965,043 shares, or 14.4%, submitted elections expressing no preference.   Based on final election results and applying the proration provisions set forth in the merger agreement, Rome shareholders will receive the following merger consideration:

•	Rome shareholders have received 0.5276 shares of Berkshire Hills Bancorp common stock and will receive $0.76 in cash for each Rome share for which they made a valid stock election;

•	Rome shareholders will receive $11.25 per share for each Rome share for which they made a valid cash election; and

•	Rome shareholders who expressed no preference or who did not make a valid election will receive $11.25 in cash for each Rome share tendered.

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Berkshire will mail the cash consideration and a confirmation of the number of shares of Berkshire Hills common stock owned by former shareholders of record of Rome Bancorp to such shareholders next week.  Under the merger agreement, fractional shares of Berkshire Hills common stock will not be issued.  Instead, Rome shareholders will receive cash in lieu of fractional shares based on the average closing price of Berkshire Hills common stock of $20.99 for the five consecutive trading days ended March 31, 2011.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM).  The Company has $3.2 billion in assets and 47 full service branch offices in Massachusetts, New York, and Vermont.  The Company provides personal and business banking, insurance, wealth management, investment, private banking, and asset based lending services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). The Company currently has a pending agreement to acquire Legacy Bancorp, Inc. For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the merger of Berkshire Hills Bancorp with Rome Bancorp and the proposed merger of Berkshire Hills Bancorp and Legacy Bancorp. These statements include statements regarding the anticipated closing date of the Legacy transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire Hills Bancorp and Rome Bancorp or Legacy Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire Hills Bancorp is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission.

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CONTACT
David H. Gonci
Investor Relations Officer
413-281-1973

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